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SCHEDULE 13G/A
(Amendment No. 1)

Under the Securities Exchange Act of 1934

NORTHWESTERN CORPORATION
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

668074305
(CUSIP Number)

December 31, 2008
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 668074305	13G	Page 2 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) King Street Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 668074305	13G	Page 3 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) King Street Capital, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 668074305	13G	Page 4 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) King Street Advisors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 668074305	13G	Page 5 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) King Street Capital Management, L.P. (formerly King Street Capital Management, L.L.C.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 668074305	13G	Page 6 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) O. Francis Biondi, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 668074305	13G	Page 7 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Brian J. Higgins
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Item 1. (a)	Name of Issuer

Northwestern Corporation (the “Issuer”).

Item 1. (b)	Address of Issuer’s Principal Executive Offices

3010 W. 69th Street
Sioux Falls, South Dakota

Item 2. (a)	Name of Person Filing

This Schedule 13G is being jointly filed by King Street Capital, L.P. (“KSC L.P.”), King Street Capital, Ltd. (“KSC Ltd.”), King Street Advisors, L.L.C. (“KSA”), King Street Capital Management, L.P. (formerly King Street Capital Management, L.L.C., “KSCM”), O. Francis Biondi, Jr. and Brian J. Higgins.  KSC L.P., KSC Ltd., KSA, KSCM and Messrs. Biondi and Higgins are collectively referred to herein as the “Reporting Persons”.

Item 2. (b)              Address of Principal Business Office or, if None, Residence

The principal business address of KSC Ltd. is:

c/o Codan Trust Company (B.V.I.) Ltd.
Romasco Place, Wickhams Cay 1
P.O. Box 3140
Road Town, Tortola
British Virgin Islands VG1110

The principal business address of each of the other Reporting Persons is:

65 East 55th Street
30th Floor
New York, New York 10022

Item 2. (c)              Citizenship

Messrs. Biondi and Higgins are both United States citizens.  KSC Ltd. is a company organized under the laws of the British Virgin Islands.  Each of the other Reporting Persons is organized under the laws of the State of Delaware, U.S.A.

Item 2. (d)              Title of Class of Securities

Common Stock, par value $0.01 per share

Item 2. (e)              CUSIP Number

668074305

Item 3.                    If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a)  [  ]  Broker or dealer registered under Section 15 of the Act

(b)  [  ]  Bank as defined in Section 3(a)(6) of the Act

(c)  [  ]  Insurance Company as defined in Section 3(a)(19) of the Act

(d)  [  ]  Investment Company registered under Section 8 of the Investment Company Act of 1940

(e)  [  ]  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

(f)  [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

(g)  [  ]  Parent Holding Company, in accordance with Rule 13d- 1(b)(ii)(G)

(h)  [  ]  Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act

(i)   [  ]  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

(j)   [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.                    Ownership

With respect to each Reporting Person:

(a)	Amount beneficially owned: 0

(b)	Percent of Class: 0

(c)	Number of Shares to which such Reporting Person has

(i)	sole power to vote or to direct the vote: 0
(ii)	shared power to vote or direct the vote: 0
(iii)	sole power to dispose or to direct the disposition of: 0
(iv)	shared power to dispose or to direct the disposition of: 0

Item 5.                    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.                    Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.                    Identification and Classification of Members of the Group

Not applicable.

Item 9.                    Notice of Dissolution of Group

Not applicable.

Item 10.                 Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 30, 2009

KING STREET CAPITAL, L.P.
By:  King Street Advisors, L.L.C.,
        Its General Partner

By:  /s/ Brian J. Higgins
        Name:  Brian J. Higgins
        Title:    Managing Member

KING STREET CAPITAL, LTD.

By:  /s/ Brian J. Higgins
        Name:  Brian J. Higgins
        Title:    Director

KING STREET ADVISORS, L.L.C.

By:  /s/ Brian J. Higgins
        Name:  Brian J. Higgins
        Title:    Managing Member

KING STREET CAPITAL MANAGEMENT, L.P.
By:    King Street Capital Management GP, L.L.C.
Its General Partner

By:  /s/ Brian J. Higgins
        Name:  Brian J. Higgins
        Title:    Managing Member

/s/ O. Francis Biondi, Jr.
O. FRANCIS BIONDI, JR.

/s/ Brian J. Higgins
BRIAN J. HIGGINS

EXHIBIT A

The undersigned King Street Capital, L.P., King Street Capital, Ltd., King Street Advisors, L.L.C., King Street Capital Management, L.P., O. Francis Biondi, Jr. and Brian J. Higgins hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  January 30, 2009

KING STREET CAPITAL, L.P.
By:  King Street Advisors, L.L.C.,
        Its General Partner

By:  /s/ Brian J. Higgins
        Name:  Brian J. Higgins
        Title:    Managing Member

KING STREET CAPITAL, LTD.

By:  /s/ Brian J. Higgins
        Name:  Brian J. Higgins
        Title:    Director

KING STREET ADVISORS, L.L.C.

By:  /s/ Brian J. Higgins
        Name:  Brian J. Higgins
        Title:    Managing Member

KING STREET CAPITAL MANAGEMENT, L.P.
By:    King Street Capital Management GP, L.L.C.
Its General Partner

By:  /s/ Brian J. Higgins
        Name:  Brian J. Higgins
        Title:    Managing Member

/s/ O. Francis Biondi, Jr.
O. FRANCIS BIONDI, JR.

/s/ Brian J. Higgins
BRIAN J. HIGGINS